UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

CARMAX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO 2008 PROXY STATEMENT

May 7, 2008

The following section supplements, amends and restates the corresponding section found on page 51 of our proxy statement, filed with the Securities and Exchange Commission on April 25, 2008, in connection with our 2008 annual meeting of shareholders to be held on Tuesday, June 24, 2008:

Additional Information Regarding Outstanding Equity Awards

Pursuant to the terms of the CarMax, Inc. Amended and Restated 2002 Stock Incentive Plan (the “Employee Plan”), 33,500,000 shares have been authorized for issuance as incentive awards under the Employee Plan. As of April 8, 2008, and following the company’s grant of its annual equity awards to company employees (which were made on April 7, 2008, and included approximately 2,098,650 shares issued as stock options and 1,075,370 shares issued as restricted stock), 4,463,335 shares of common stock remain available for issuance as incentive awards under the Employee Plan; this amount includes shares that have been forfeited or otherwise terminated without issuance of shares. As of April 8, 2008, the total number of shares of common stock underlying outstanding options and restricted stock under the Employee Plan was 15,327,708 and 2,784,040, respectively.

As of April 8, 2008, 44,243 shares of common stock remain available for issuance as incentive awards under the Directors Plan; this amount includes shares that have been forfeited or otherwise terminated without issuance of shares. As of April 8, 2008, the total number of shares of common stock underlying outstanding options under the Directors Plan was 356,201. No shares of restricted stock have been awarded under the Directors Plan.

As of April 8, 2008, the total number of shares of common stock underlying outstanding options for both the Employee Plan and the Directors Plan was 15,683,909; the common shares outstanding was 219,728,418. For such options, the weighted average exercise price was $15.27 and the weighted average remaining contractual life was 5.72 years.